Exhibit 99.1

KULR and AstroForge Partner to Develop Advanced 500Wh Battery Pack for Space Missions

HOUSTON / GLOBENEWSWIRE / April 24, 2025 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a global leader in advanced energy management solutions, today announced a strategic collaboration with AstroForge, an asteroid resource extraction pioneer, to develop a custom 500 watt-hour (Wh) KULR ONE Space (K1S) battery pack. This partnership highlights the surging demand for reliable high-performance battery systems in the growing space battery market, projected to expand from $3.9 billion to $6.35 billion by 2030, according to Virtue Market Research.

The new 500Wh K1S design leverages KULR’s established modules and NASA JSC 20793-compliant architectures to deliver a fast-to-market solution tailored to AstroForge’s mission-critical needs. Built using NASA-approved cells, validated under WI-37 screening processes, the K1S pack showcases KULR’s engineering prowess in optimizing the design for maximum volumetric and gravimetric energy density. Paired with KULR’s advanced Battery Management System , the solution meets AstroForge’s stringent functional, mechanical, and interface requirements while ensuring uncompromised safety and performance in space.

This collaboration builds on KULR’s proven K1S platform -- launched as the first commercial-off-the-shelf lithium-ion battery series fully compliant with NASA safety standards -- demonstrating its adaptability to the unique challenges of cutting-edge space missions. The result is a scalable high-efficiency energy solution that accelerates deployment and enhances mission reliability.

“This iteration reflects the third design format of the KULR ONE Space architecture and will focus on energy density and reliability,” said Dr. Will Walker, Chief Technology Officer of KULR Technology Group. “From compact CubeSats to complex resource extraction missions, our modular NASA-compliant designs provide the flexibility and performance our partners demand in a constantly evolving space landscape.”

Robyn Ringuette, Chief Operating Officer of AstroForge, highlighted the partnership’s impact: “KULR’s expertise in working with NASA-approved architectures and delivering a customized solution in record time was a game-changer for our program. Their ability to maximize energy density while meeting our exact specifications ensured we could stay on schedule without sacrificing safety or performance, key to achieving our mission objectives.”

The partnership signals a strengthening network of relationships between KULR and trailblazing companies in the space industry, as demand for innovative energy solutions continues to rise. By blending proven technology with agile design capabilities, KULR is solidifying its leadership in the space battery market, empowering customers to succeed in the most demanding environments.

For more information about KULR Technology Group and its advanced energy solutions, please visit www.kulr.ai.

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) delivers cutting-edge energy storage solutions for space, aerospace, and defense by leveraging a foundation of in-house battery design expertise, comprehensive cell and battery testing suite, and battery fabrication and production capabilities. The Company’s holistic offering allows the delivery of commercial off-the-shelf and custom next-generation energy storage systems in rapid timelines for a fraction of the cost compared to traditional programs. On December 4, 2024, KULR announced that its Board of Directors has agreed to include bitcoin as a primary asset in its treasury program and committed to allocating up to 90% of its surplus cash to the acquisition of bitcoin. For more information, please visit www.kulr.ai.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulr.ai